Exhibit 99.1

SeaSpine Announces Fourth Quarter and Full-Year 2015 Financial Results

CARLSBAD, CA (March 15, 2016) - SeaSpine Holdings Corporation (NASDAQ: SPNE), a global medical technology company focused on surgical solutions for the treatment of spinal disorders, announced today financial results for the fourth quarter and year ended December 31, 2015 and reaffirmed guidance for 2016.

Recent Highlights

•	Revenue totaled $34.7 million in the fourth quarter 2015, a 1% decline compared to the fourth quarter of 2014; U.S. revenue increased 1% to $31.2 million

◦	U.S. orthobiologics product revenue of $15.9 million, a 2% increase over the prior year

◦	U.S. spinal hardware product revenue of $15.3 million, flat compared to the prior year

•	Launched Pure Strip demineralized bone matrix, designed specifically for use in lumbar fusion procedures

•	Launched Cabo Anterior Cervical Plate system, a low profile system with large graft viewing windows and a visual confirmation locking system

•	Transitioned functions to new facility in Carlsbad, integrating Marketing and Product Development for the Orthobiologics and Spinal Hardware teams

•	Signed three-year, $30 million credit facility with Wells Fargo, providing greater financial flexibility to support and expand organic and strategic growth initiatives

“We are pleased with our fourth quarter performance, which demonstrates the early success of our plan to reverse the multi-year declines in the U.S. spinal hardware portfolio reported before we became an independent, spine-focused company,” said Keith Valentine, President and Chief Executive Officer. “We have our key leadership team in place to foster a culture of innovation and take advantage of our differentiated technologies and robust pipeline. We are well capitalized and in a position to drive growth in 2016 and beyond through targeted investment and strong execution.”

Fourth Quarter 2015 Financial Results
Revenue for the fourth quarter of 2015 totaled $34.7 million, a decrease of $0.4 million, or 1%, compared to the $35.1 million reported for the same period of the prior year. Revenue from orthobiologics products totaled $17.7 million and revenue from spinal hardware totaled $17.0 million, each reflecting a decline of 1% compared to the fourth quarter of 2014. A decrease in international revenue slightly more than offset the 1% increase in U.S. revenue.

Gross margin for the fourth quarter of 2015 was 52.0%, a six -point decrease compared to the same period in 2014. This decrease was driven primarily by a $0.8 million increase in excess and obsolete spinal hardware inventory and by costs related to the sale during the quarter of the Company’s Mozaik product inventory, the valuation of which was determined by pre-spinoff, carve-out accounting and which was approximately $1.0 million higher than would be expected had it been purchased subsequent to the spinoff under the Company’s supply agreement with the Company’s former parent company, Integra Lifesciences Holdings Corporation. In the first half of 2016, the Company expects its gross margin to improve as it records lower cost of goods sold associated with Mozaik products purchased from Integra after the spinoff under the supply agreement. Gross margin in 2016 is expected to further improve in the second half of 2016, as the Company begins to sell the Mozaik products that it began to manufacture in its Irvine, California facility in December 2015.

Operating expenses for the fourth quarter of 2015 totaled $31.2 million, a $3.8 million increase compared to the same period of the prior year.

Selling, general and administrative expenses increased $3.8 million to $27.5 million for the fourth quarter of 2015 compared to $23.7 million for the same period of the prior year. This increase was primarily attributable to $1.7 million of increased stock-based compensation costs, $0.8 million of transition service fees, $0.7 million of increased re-branding and related marketing expenses, and $6.1 million of higher operating expenses primarily related to higher compensation costs due to increased headcount and higher insurance, audit, legal and other related fees and information systems and infrastructure costs associated with being an independent, publicly traded company. These increases were partially offset by the absence of $2.2 million of spinoff related transaction fees and expenses and $3.6 million of allocations of expense from Integra that were recorded in the fourth quarter of 2014.

Research and development expenses totaled $2.4 million for the fourth quarter of 2015, a $0.1 million increase compared to the same period of the prior year.

The Company reported income tax expense of $0.3 million in the fourth quarter of 2015 compared to income tax expense of $1.2 million for the same period of the prior year. Effective income tax rates were (3%) and (16%) for the fourth quarter of 2015 and 2014, respectively. Prior to September 1, 2015, the Company was unable to offset the taxable income generated by a U.S. subsidiary that was not part of its U.S. consolidated tax group against the taxable losses generated by its other U.S. subsidiaries. Consequently, the Company reported substantial income tax expense for periods prior to September 1, 2015, despite the reported consolidated losses before income taxes in those periods. Effective September 1, 2015, the Company made an election that enables it to offset any future taxable losses generated by all of its U.S. subsidiaries against any future taxable income generated by any of its U.S. subsidiaries.

Net loss for the fourth quarter of 2015 was $13.8 million, compared to a net loss of $8.2 million for the fourth quarter of 2014.

2015 Financial Results
Revenue for the year ended December 31, 2015 totaled $133.2 million, a decrease of $5.5 million, or 4%, compared to the prior year. Revenue from orthobiologics products was $67.3 million in 2015, essentially flat compared to 2014, and revenue from spinal hardware products was $65.9 million in 2015, reflecting a decline of 7% compared to 2014.

Gross margin in 2015 was 54.1%, a five-point decrease compared to 2014. This decrease was driven primarily by a $4.8 million increase in excess and obsolete spinal hardware inventory.

Operating expenses for 2015 increased $21.9 million to $124.2 million, compared to $102.3 million in 2014.

Selling, general and administrative expenses increased $22.4 million to $110.6 million for 2015 compared to $88.2 million for 2014. This increase was primarily attributable to $15.0 million of higher spinoff related charges and fees, $3.5 million of increased stock-based compensation costs, $1.9 million of transition service fees, and $13.1 million of higher operating expenses primarily related to higher compensation costs due to increased headcount and higher insurance, audit, legal and other related fees and information systems and infrastructure costs associated with being an independent, publicly traded company. These increases were partially offset by a $9.0 million decrease in allocations of expense from Integra in 2015 compared to 2014, $0.6 million of lower sales commissions in 2015 resulting from the decrease in domestic sales, and $1.0 million of lower instrument set depreciation in 2015 as more of the Company’s older spinal hardware product lines became fully depreciated.

Research and development expenses decreased $0.2 million to $8.3 million for 2015 compared to $8.5 million for 2014. This decrease was primarily driven by higher allocations from Integra in 2014.

The Company reported $2.5 million and $3.9 million of income tax expense in 2015 and 2014, respectively. Effective income tax rates were (5%) and (19%) for 2015 and 2014, respectively.

Net loss for the year ended December 31, 2015 was $55.5 million, compared with net loss of $24.5 million for the year ended December 31, 2014.

SeaSpine ended 2015 with $33.4 million in cash and cash equivalents.

2016 Financial Outlook
SeaSpine continues to expect full-year 2016 revenue to be in a range of $136 million to $140 million, reflecting 2% to 5% growth over full-year 2015 revenue.

Webcast and Conference Call Information
The Company’s management team will host a conference call beginning today at 1:30pm PT/4:30pm ET to discuss the financial results and recent business developments. Individuals interested in listening to the conference call may do so by dialing (855) 542-4216 for domestic callers or (412) 455-6079 for international callers, using Conference ID: 48228586. To listen to a live webcast, please visit the Investors section of the SeaSpine website at: www.seaspine.com.

A replay of the call will be available beginning March 15, 2016 at 4:30pm PT/7:30pm ET through midnight on March 16, 2016. To access the replay, dial (855) 859-2056 or (404) 537-3406 and reference Conference ID: 48228586. The webcast will also be available on the SeaSpine website for one month following the completion of the call.

About SeaSpine
SeaSpine is a global medical technology company focused on the design, development and commercialization of surgical solutions for the treatment of patients suffering from spinal disorders. SeaSpine has a comprehensive portfolio of orthobiologics and spinal hardware solutions to meet the varying combinations of products that neurosurgeons and orthopedic spine surgeons need to perform fusion procedures on the lumbar, thoracic and cervical spine. SeaSpine’s orthobiologics products consist of a broad range of advanced and traditional bone graft substitutes that are designed to improve bone fusion rates following a wide range of orthopedic surgeries, including spine, hip, and extremities procedures. SeaSpine’s spinal hardware portfolio consists of an extensive line of products to facilitate spinal fusion in minimally invasive surgery (MIS), complex spine, deformity and degenerative procedures. Expertise in both orthobiologic sciences and spinal fusion hardware product development helps SeaSpine to offer its surgeon customers a complete solution to meet their fusion requirements. SeaSpine currently markets its products in the United States and in over 30 countries worldwide.

Forward-Looking Statements
SeaSpine cautions you that statements included in this news release that are not a description of historical facts are forward-looking statements that are based on the Company's current expectations and assumptions. Such forward-looking statements include, but are not limited to, statements relating to revenue for full-year

2016; improvement in gross margin; the Company’s plan and ability to reverse historical, multi-year revenue declines; the Company’s capitalization; and the Company’s ability to drive growth in 2016 and beyond. Among the factors that could cause or contribute to material differences between the Company's actual results and the expectations indicated by the forward-looking statements are risks and uncertainties that include, but are not limited to: surgeons’ willingness to continue to use our existing products and to adopt our newly launched products; third-party payors’ willingness to continue to provide, for our existing products, and to provide, for our newly launched products, appropriate coverage, coding and reimbursement and uncertainty resulting from healthcare reform, both in the U.S. and abroad, and increased pricing pressure from our competitors, hospitals and others; delays in new product launches, including as a result of difficulties in obtaining regulatory clearance of products in development or our inability to develop modifications to our existing products or new product lines; unexpected expense, including as a result of new product launches or our only recently beginning operations as an independent, publicly-traded company; the failure to fully realize, or the loss of, manufacturing efficiencies at our Irvine, California facility, including as a result of unexpected technical or other difficulties in scaling-up operations, work stoppages or otherwise; the uncertainty of outcomes in ongoing and future studies of our products and the risk that a product may not demonstrate adequate safety or efficacy, independently or relative to competitive products, to support expected levels of demand or reimbursement; the risk of supply shortages, including as a result of our dependence on a limited number of third-party suppliers for components and raw materials, or otherwise; our ability to obtain funding on a timely basis on acceptable terms, or at all, to execute our business strategy; general economic and business conditions in the markets in which we do business, both in the U.S. and abroad; and other risks and uncertainties more fully described in our news releases and periodic filings with the Securities and Exchange Commission. The Company's public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date when made. SeaSpine does not intend to revise or update any forward-looking statement set forth in this news release to reflect events or circumstances arising after the date hereof, except as may be required by law.

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Investor Relations Contact
Lynn Pieper
(415) 309-5999
ir@seaspine.com

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
Total revenue, net	$34,724	$35,148	$133,178	$138,695
Cost of goods sold	16,671	14,637	61,119	56,714
Gross profit	18,053	20,511	72,059	81,981

Operating expenses:
Selling, general and administrative	27,492	23,695	110,551	88,213
Research and development	2,380	2,268	8,353	8,527
Intangible amortization	1,282	1,416	5,331	5,590
Total operating expenses	31,154	27,379	124,235	102,330
Operating loss	(13,101)	(6,868)	(52,176)	(20,349)
Other expense net	(300)	(210)	(877)	(269)
Loss before income taxes	(13,401)	(7,078)	(53,053)	(20,618)
Provision for income taxes	349	1,163	2,479	3,927
Net loss	$(13,750)	$(8,241)	$(55,532)	$(24,545)
Net Loss per share, basic and diluted	$(1.23)	$(0.75)	$(4.99)	$(2.22)
Weighted average shares used to compute basic and diluted net loss per share	11,164	11,048	11,139	11,048

SEASPINE HOLDINGS CORPORATION
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except par value data)

	December 31, 2015	December 31, 2014

ASSETS
Current assets:
Cash and cash equivalents	$33,429	$652
Trade accounts receivable, net of allowances of $764 and $558	25,326	22,538
Inventories	51,271	49,862
Prepaid expenses and other current assets	3,696	1,564
Total current assets	113,722	74,616
Property, plant and equipment, net	21,958	16,360
Intangible assets, net	39,632	46,891
Other assets	1,077	1,775
Total assets	$176,389	$139,642
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable, trade	13,689	36,637
Income taxes payable	—	608
Accrued compensation	4,177	2,408
Accrued commissions	4,227	3,892
Accrued expenses and other current liabilities	3,942	2,407
Total current liabilities	26,035	45,952
Long-term borrowings under credit facility	328	—
Other liabilities	2,687	2,406
Total liabilities	29,050	48,358

Stockholders' equity:
Preferred stock, $0.01 par value; 15,000 authorized at December 31, 2015; no shares issued and outstanding at December 31, 2015	—	—
Common stock, $0.01 par value; 60,000 authorized; 11,102 shares issued and outstanding at December 31, 2015, and no shares issued and outstanding at December 31, 2014	111	—
Additional paid-in capital	173,786	—
Integra net investment prior to the spin-off	—	90,391
Accumulated other comprehensive income	1,391	893
Accumulated deficit	(27,949)	—
Total stockholders' equity	147,339	91,284
Total liabilities and stockholders' equity	$176,389	$139,642